KINERJAPAY CORP.

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
OF
SERIES D CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the
Delaware General Corporation Law

KinerjaPay Corp., a Delaware corporation (the "Corporation"), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation (the "Board of Directors") on December 11, 2018, pursuant to the authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law.

WHEREAS, the Certificate of Incorporation, as amended (the "Amended Certificate of Incorporation"), provides for a class of its authorized stock known as preferred stock, comprised of a total of 10,000,000 shares, preferred stock, par value $0.0001 per share (the "Preferred Stock"), issuable from time to time in one or more series; and

WHERAS, the Board of Directors is authorized to fix the rights, preferences and privileges of any wholly-unissued series of Preferred Stock and the number of shares constituting any such series; and

WHERAS, the Board of Directors has authorized a newly designated Series D Convertible Preferred Stock, par value $0.0001 per share ("Series D Preferred Stock"), as evidenced by this Certificate of Designations, Preferences, and Rights adopted in accordance with the laws of the State of Delaware (the "Series D Convertible Preferred Stock Certificate of Designation" or "Certificate of Designation").

NOW THEREFORE, BE IT RESOLVED, that pursuant to the authority granted to the Board of Directors in accordance with the provisions of the Certificate of Incorporation, as Amended, the Board of Directors hereby authorizes the adoption of this Series D Convertible Preferred Stock Certificate of Designation:

1. Designation and Amount. The shares of such series of Preferred Stock shall be designated as "Series D Convertible Preferred Stock" and the number of shares constituting such series shall be two hundred thousand (200,000) shares.

2. No Maturity, Sinking Fund, Mandatory Redemption. The Series D Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption and will remain outstanding indefinitely unless the Holders decide to convert the shares of Series D Preferred Stock as provided in this Certificate of Designation.

3. Ranking. The Series D Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, (i) senior to all classes or series of the Corporation's Common Stock, par value $0.0001 per share ("Common Stock"), and to all other equity securities issued by the Corporation other than equity securities referred to in clauses (ii) and (iii) of this Section 3; (ii) on parity with all equity securities issued by the Corporation with terms specifically providing that those equity securities rank on parity with the Series D Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation; (iii) junior to all equity securities issued by the Corporation with terms specifically providing that those equity securities rank senior to the Series D Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation; and (iv) effectively junior to all existing and future indebtedness (including indebtedness convertible into our Common Stock or Preferred Stock) of the Corporation and to any indebtedness and other liabilities of (as well as any preferred equity interest held by others in) existing subsidiaries of the Corporation. The term "equity securities" shall not include convertible debt securities.

4. Liquidation Preference.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series D Preferred Stock will be entitled to be paid out of the assets the Corporation has legally available for distribution to its shareholders, subject to the preferential rights of the holders of any class or series of capital stock of the Corporation it may issue ranking senior to the Series D Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference plus an amount equal to any accumulated and unpaid dividends to, but not including, the date of payment, before any distribution of assets is made to holders of Common Stock or any other class or series of capital stock of the Corporation that it may issue that ranks junior to the Series D Preferred Stock as to liquidation rights. The liquidation preference shall be proportionately adjusted in the event of a stock split, stock combination or similar event so that the aggregate liquidation preference allocable to all outstanding shares of Series D Preferred Stock immediately prior to such event is the same immediately after giving effect to such event.

(b) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series D Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Corporation that it may issue ranking on a parity with the Series D Preferred Stock in the distribution of assets, then the holders of the Series D Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(c) The Holder(s) of Series D Preferred Stock will be entitled to written notice of any such liquidation, dissolution or winding up no fewer than thirty (30) days and no more than sixty (60) days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series D Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other entity with or into the Corporation, or the sale, lease, transfer or conveyance of all or substantially all of the property or business the Corporation, shall not be deemed a liquidation, dissolution or winding up of the Corporation.

5. Conversion Rights.

(a) The shares of Series D Preferred Stock or any portion thereof then issued and outstanding, at any time and from time to time, may be converted into a number of shares of fully-paid, nonassessable shares of the Corporation's Common Stock equal to a total of ten (10%) percent of the Corporation's then outstanding shares of Common Stock on a fully-diluted basis (the "Fully-Diluted Common Stock"), which includes all shares of Common Stock underlying convertible debt or other securities of the Corporation convertible into shares of the Corporation's Common Stock, including shares underlying the shares of Series D Preferred Stock (collectively, the "Convertible Securities"), regardless of any issuance of Common Stock or other Convertible Securities following the execution and delivery of this Certificate of Designation and the issuance of the shares of Series D Preferred Stock, as such Common Stock exists on the date of issuance of the Series D Preferred Stock, or: (i) any shares of capital stock or other securities of the Corporation into which such Common Stock shall hereafter be changed or reclassified; (ii) , at the Conversion Price (as defined below) determined as provided herein (a "Conversion"); *provided, however,* that in no event shall the Holders be entitled to convert any portion of the Series D Preferred Stock in excess of that portion of the Series D Preferred Stock upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holders and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of shares of Series D Preferred Stock or the unexercised or unconverted portion of any other security of the Corporation subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of Conversion Shares issuable upon the conversion of the portion of Series D Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by any Holder and his/her/its respective affiliates of more than 4.99% of the then outstanding shares of Common Stock. For purposes of the proviso set forth in the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso, *provided, however,* that the limitations on conversion may be waived by the Holder upon, at the election of the Holders, not less than 61 days' prior notice to the Corporation, and the provisions of the conversion limitation shall continue to apply until such 61st day (or such later date, as determined by the Holders, as may be specified in such notice of waiver). The number of shares of Common Stock to be issued upon each conversion of the Series D Preferred Stock (the "Conversion Shares") shall be determined by dividing the number of shares of Series D Preferred Stock by the

applicable Conversion Price (as defined below) then in effect on the date specified in the notice of conversion, in the form Notice of Conversion delivered to the Corporation by the Holders; provided that the Notice of Conversion is submitted by facsimile or email (or by other means resulting in, or reasonably expected to result in, notice) to the Borrower before 4:00 p.m., New York, New York time on such conversion date (the "Conversion Date").

(b) The per share conversion price into which the Series D Preferred Stock shall be convertible into shares of Common Stock hereunder (the "Conversion Price") shall be equal to the par value of the Series D Preferred Stock.

(c) The Corporation covenants that during the period the Conversion Rights exists, the Corporation will reserve from its authorized and unissued Common Stock a sufficient number of shares, free from preemptive rights, to provide for the issuance of a number of Conversion Shares equal to the number of shares of Common Stock into which the Series D Preferred Stock is convertible, as set forth in Section 5(a) above, subject to the Anti-Dilution provisions of Section 6 below.

(d) The shares of Series D Preferred Stock may be converted by the Holder in whole or in part, on any trading day, at any time from time to time after the issuance date, by submitting to the Corporation a Notice of Conversion (by facsimile, e-mail or other reasonable means of communication dispatched on the Conversion Date prior to 4:00 p.m., New York, New York time). Any Notice of Conversion submitted after 4:00 p.m., New York, New York time, shall be deemed to have been delivered and received on the next trading day. Notwithstanding anything to the contrary set forth herein, upon conversion of the Series D Preferred Stock, in whole or in part, in accordance with the terms hereof, the Holders shall physically surrender the shares of Series D Preferred Stock to the Corporation, which shall return to the Holders a new certificate evidencing the number of shares of Series D Preferred Stock that remain unconverted.

(e) Upon receipt by the Corporation from the Holder of a facsimile transmission or e-mail (or other reasonable means of communication) of a Notice of Conversion meeting the requirements for conversion as provided herein, the Corporation shall issue and deliver or cause to be issued and delivered to or upon the order of the Holders certificates for the Conversion Shares (or cause the electronic delivery of the Conversion Shares within three (3) trading days after such receipt of the Notice of Conversion.

6. Anti-Dilution. The Corporation has determined that the shares of Series D Preferred Stock shall have the following anti-dilution protection (the "Anti-Dilution Rights"):

(a) For a period of three (3) years from the date of issuance of the Series D Preferred Stock and provide that the Holder of Series D Preferred Stock shall holds at least fifteen thousand (15,000) shares of Series D Preferred Stock, the Holder shall be entitled to convert of the shares of Series D Preferred Stock into a number of shares of the Corporation's Fully-Diluted Common Stock, pro rata based upon the Holder's ownership interest in the shares of Series D Preferred Stock as defined in Section 5(a) above, regardless of any issuance of Common Stock or other Convertible Securities following the execution and delivery of this Certificate of Designation and the issuance of the shares of Series D Preferred Stock.

(b) As a result, upon each issuance of the Corporation's Common Stock during said three (3) year period, regardless of reason, or the incurrence of any debt obligation by the Corporation (whether payable in the Corporation's equity by its terms or not), whether incurred voluntarily or involuntarily, and upon each reverse-split declared by the Corporation.

(c) For the purposes of calculating the Holder's Conversion Rights and the Anti-Dilution Rights, if a Holder elected, at any time during the three (3) year period and provided the Holder retained ownership of not less that fifteen (15,000) shares of Series D Preferred Stock, to convert a number of shares of Series D Preferred Stock representing, for example five (5%) percent of their Series D Preferred Stock, then the Holder would be issued a number of shares of the Corporation's Common Stock equal to five (5%) percent of the then Fully-Diluted Common Stock then outstanding, including Common Stock subject to issuance underlying Convertible Securities other than the Series D Preferred Stock.

7. Voting Rights.

(a) Holders of the Series D Preferred Stock will not have any voting rights, except as set forth in this Section 7 or as otherwise required by law. On each matter on which holders of Series D Preferred Stock are entitled to vote, each share of Series D Preferred Stock will be entitled to one vote, except that when shares of any other class or series of Preferred Stock the Corporation may issue have the right to vote with the Series D Preferred Stock as a single class on any matter, the Series D Preferred Stock and the shares of each such other class or series will have one vote for each share (excluding accumulated dividends).

(b) Whenever dividends on any shares of Series D Preferred Stock are in arrears for three or more semi-annual payment periods, the shares of Series D Preferred Stock shall be granted voting rights based upon the number of Conversion Shares that have been issued together with the number of Shares of Series D Preferred Stock that remain unconverted. In addition, the Holders of Series D Preferred Stock shall be entitled to call for a special meeting of stockholders, with the Holders of the Series D Preferred Stock entitled to vote as a class with respect to the election of directors) and the holders of Series D Preferred Stock (voting separately as a class with all other classes or series of Preferred Stock the Corporation may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series D Preferred Stock in the election of directors.

(c) If a special meeting is not called by the Corporation within thirty (30) days after request from the holders of Series D Preferred Stock as described in Section 7(b), then the Holders of record of at least twenty-five (25%) percent of the outstanding Series D Preferred Stock may designate a Holder to call the meeting at the expense of the Corporation and such meeting may be called by the holder so designated upon notice similar to that required for annual meetings of stockholders and shall be held at the place designated by the holder calling such meeting. The Corporation shall pay all costs and expenses of calling and holding any meeting and of electing directors pursuant to Section 7(b), including, without limitation, the cost of preparing, reproducing and mailing the notice of such meeting, the cost of renting a room for such meeting to be held, and the cost of collecting and tabulating votes.

(d) The voting rights provided for in this Section 8 will not apply if, at or prior to the time when the act with respect to which voting by holders of the Series D Preferred Stock would otherwise be required pursuant to this Section 7 shall be effected, all outstanding shares of Series D Preferred Stock shall have been converted.

(e) Except as expressly stated in this Section 7 or as may be required by applicable law, the Series D Preferred Stock will not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

8. Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series D Preferred Stock are outstanding, the Corporation will use its best efforts to (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series D Preferred Stock, as their names and addresses appear on the record books of the Corporation and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Corporation would have been required to file with the Securities and Exchange Commission (the "SEC") pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto (other than any exhibits that would have been required).

9. No Preemptive Rights. No holders of the Series D Preferred Stock will, as holders of Series D Preferred Stock, have any preemptive rights to purchase or subscribe for Common Stock or any other security of the Corporation.

10. Record Holders. The Corporation and the transfer agent for the Series D Preferred Stock, if applicable, may deem and treat the record holder of any Series D Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly adopted and executed in its name and on its behalf on this 11th day of December 2018.

KINERJAPAY CORP.

/s/: ______________________

Name: Edwin Ng

Title: Chief Executive Officer and Sole Director